Exhibit 10.5

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into as of the 1st day of September, 2001, by and between Video City, Inc., a Delaware corporation (the “Company”), and Rudy Patino (“Employee”).

1. Term of Employment. The Company hereby employs Employee, and Employee hereby agrees to serve the Company, under and subject to all of the terms, conditions and provisions of this Agreement for a period from the date hereof through August 31, 2004, in the capacity of Chief Financial Officer of the Company, or to serve in such other executive capacity with the Company as the Company’s board of directors (the “Board”) may from time to time designate, provided such assignment is consistent with Employee’s level of experience and expertise. This Agreement may be extended for up to three additional years upon mutual written agreement of the Company and the Employee. In the performance of his duties and the exercise of his discretion, Employee shall be under the supervision and control of, and shall report only to, the Chairman of the Board of Directors (the “Chairman of the Board). Employee’s duties shall be designated by the Chairman of the Board and shall be subject to such policies and directions as may be established or given by the Chairman of the Board from time to time.

2. Devotion of Time to Company Business. Employee shall devote substantially all of his productive time, ability and attention to the business of the Company during the term of this Agreement. Employee shall not, without the prior written consent of the Chairman of the Board, directly or indirectly render any services of a business, commercial or professional nature to any other person or organization, whether for compensation or otherwise, which may compete or conflict with the Company’s business or with Employee’s duties to the Company.

3. Compensation.

3.1 Base Salary. For all services rendered by Employee under this Agreement, the Company shall pay Employee a base salary (“Base Salary”), payable semi-monthly, at the rate of $14,583.333 per month for the first year, $15,458 per month for the second year, and $16,333 per month for the third year and for each subsequent year in which this Agreement is in force.

3.2 Bonuses. In addition to the amount specified in Section 3.1, at the sole discretion of the Board of Directors (with Employee not voting and not present during the deliberations of the Board of Directors), the Company may award discretionary cash bonuses to Employee for significant accomplishments that produce material benefits for the Company. In considering whether to award any such discretionary bonus, the Board shall take into account the size and nature of the matter, the extra efforts of Employee, the difficulty of attaining the result that he has attained, the time required to accomplish the result, the merits and benefits to the Company, the effect on the market price of the Company’s stock, and such other factors as the Board may deem appropriate. The Board shall not be required to award any such bonus, and neither the Company nor the directors shall have any liability to Employee for any action or non-action under this Section 3.2.

Mr. Patino shall be entitled to a bonus of 3% of adjusted EBITDA cash flow “as defined by

Industry standards” provided the company hits its’ budgeted EBITDA goals for the year.

3.3 In addition to the Base Salary and bonuses, if any, the Company shall grant to Employee a five-year option to purchase 250,000 shares of the Company’s Common Stock, exercisable one-half beginning on the date of grant and one-half beginning one year after the date of grant (provided that the option shall become exercisable in full during the first year in the event of a change in control of the Company). The option shall be granted under the Company’s stock option plan and shall be evidenced by a stock option agreement containing terms and conditions satisfactory to the Company and consistent with stock options granted by the Company to other key employees. The exercise price of the option shall be not less than the fair market value of the Company’s Common Stock on the date of grant, as determined in good faith by the Board of Directors (with Employee not voting and not present during the deliberations of the Board of Directors).

3.4 In addition to all compensation payable hereunder, the Company shall pay Employee a signing bonus of $50,000 in cash and shall issue 42,000 unrestricted, and registered shares of Company Common Stock to Employee.

4. Benefits.

(a) In addition to the compensation set forth in Section 3, Employee will be entitled to participate in all benefits of employment available to other members of the Company’s management, on a commensurate basis as they may be offered from time to time by the Board of Directors to the Company’s other management employees. Such benefits include, but are not limited to, full medical, dental and long term disability insurance for Employee and his wife and minor children, participation in group life insurance and retirement plans, and whole life insurance of $1,000,000 payable to Employee’s designees. (The Company may also purchase and maintain up to $1,000,000 of term life insurance on Employee’s life, payable to the Company.) During the period of his employment hereunder, Employee will be reimbursed for reasonable business, travel and entertainment expenses incurred in accordance with Company policy on behalf of the Company in connection with his employment, and will be required to submit appropriate expense reports for approval by signature of the Chairman of the Board as a condition of reimbursement of such expenses.

(b) The Company will pay all reasonable expenses (including all insurance, maintenance and operating expenses) for Employee to have the use of one Company provided automobile (or an equivalent expense allowance for an automobile owned by Employee).Not to exceed $1500. monthly.

(c) Employee shall be entitled to four weeks paid vacation for any full fiscal year of the term of the Agreement, and a prorated portion of four weeks vacation for any fiscal year in which Employee is not employed by the Company for the full fiscal year.

(d) If the Company’s principal office is moved, such that Employee must move his residence in order to continue his employment as provided herein, the Company shall pay his reasonable relocation costs, including but not limited to moving expenses.

5. Authority. So long as Employee serves as Chief Financial Officer of the Company under this Agreement, he shall have the authority specified in the Bylaws of the Company, except that he shall not proceed with any matters, or permit the Company to take any actions, which are prohibited by, or are in conflict with, resolutions or guidelines adopted by the Board of Directors; and under no circumstances shall Employee, without express prior authorization by the Board of Directors, make any change in capital structure or issue any stock of the Company, incur additional debt, change the Company’s lines of business, or make any other material changes to the corporate structure; and provided further that any payments or checks in excess of $25,000 shall require the signature of two persons designated by resolution of the Board of Directors.

6. Termination. This Agreement shall terminate in advance of the time specified in Section 1 above (and except as provided herein, Employee shall have no right to receive any compensation not due and payable to him or to his estate at the time of such termination) under any of the following circumstances:

(a) Upon the death of Employee, provided that payment shall continue as set forth in Section 6(b).

(b) In the event that Employee shall become either physically or mentally incapacitated so as to not be capable of performing his duties as required hereunder, and if such incapacity shall continue for a period of three months consecutively, the Company may, at its option, terminate this Agreement by written notice to Employee at that time or at any time thereafter while such incapacity continues. In case of termination under this Section 6(b) or under Section 6(a), Employee or his estate shall be entitled to receive Base Salary, bonus and any other compensation accrued or earned as of or to the date of termination, and for six months following such termination or until the expiration of the term of this Agreement, whichever is earlier.

(c) By Employee, if the Company shall have materially breached any of the provisions of this Agreement; provided, that the Company shall pay Employee his Base Salary through the remaining term of this Agreement.

(d) By the Company at any time, without Cause; provided that the Company shall pay Employee his Base Salary and any bonus which would otherwise have become payable under Section 3.2 above, for six months following such termination or until the expiration of the term of this Agreement, whichever is earlier.

(e) By the Company for Cause. The term “Cause” used in this Section 6(e) means Employee., (i) after repeated notices and warnings, fails to perform his reasonably assigned duties as reasonably determined by the Company, (ii) materially breaches any of the terms or conditions of Sections 1 or 2 of this Agreement, or (iii) commits or engages in a felony or any intentionally dishonest or fraudulent act which materially damages or may damage the Company’s business or reputation. If the Company terminates Employee for Cause, no payments or benefits under this Agreement shall become payable after the date of Employee’s termination.

7. Loyalty, Non-Competition and Confidentiality.

(a) Non Competition. Employee agrees and covenants that, except for the benefit of the Company (and/or successor, parent or subsidiary) during the Non-Competition Period (as defined in Section 7(b)) he will not engage, directly or indirectly (whether as an officer, director, consultant, employee, representative, agent, partner, owner, stockholder, or otherwise) in any business engaged in by the Company in the Non-Competition Area (as defined in Section 7(c) nor will Employee compete against the Company for any transaction or corporate opportunity which the Company has or may have an interest in pursuing. It is the parties’ express intention that if a court of competent jurisdiction finds or holds the provisions of this Section 7 to be excessively broad as to time, duration, geographical scope, activity or subject, this Section 7 shall then be construed by limiting or reducing it so as to comport with then applicable law.

(b) Non-Competition Period. As used herein, the “Non-Competition Period” means the period beginning on the date hereof and ending on a date which is two years after the later to occur of (i) August 31, 2004 or (ii) the date on which Employee’s employment with the Company terminates; provided, however, that if Employee’s employment is terminated by the Company without Cause, the Non-Competition Period shall end on the date of such termination.

(c) Non-Competition Area. As used herein, the term “Non-Competition Area” means anywhere with a three-mile radius of any store operated by the Company during the term of this agreement.

(d) Other Employees. Employee agrees that during the Non-Competition period he shall not, directly or indirectly, for his own account or as agent, servant or employee of any business entity, engage, hire or offer to hire or entice away in any other manner persuade any officer, employee or agent of the Company or any subsidiary to discontinue his relationship with the Company or any subsidiary.

(e) Confidentiality. Employee acknowledges that he has learned and will learn Confidential Information, as defined in Section 7(f), relating to the business of the Company. Employee agrees that he will not, except in the normal and proper course of his duties, disclose or use, either during the Non-Competition Period or subsequently thereto, any such Confidential Information without prior written approval of the Chairman of the Board of the Company.

(f) Confidential Information. “Confidential Information” shall include, but is not limited to, the following types of information regarding the Company: corporate information, including contractual arrangements, plans, locations, strategies, tactics, potential acquisitions or business combinations or joint venture possibilities, policies and negotiations; marketing information, including sales, purchasing and inventory plans, strategies, tactics, methods, customers, advertising, promotion or market research data; financial information, including operating results and statistics, costs and performance data, projections, forecasts, investors, and holdings; and operational information, including trade secrets, secret formulae, control and inspection practices, accounting systems and controls, computer programs and data, personnel lists, resumes, personal data, organizational structure and performance evaluations. Confidential Information does not include skills, knowledge and experience acquired by Employee during his employment with any prior employer.

(g) Corporate Documents. Employee agrees that all documents of any nature pertaining to activities of the Company or to any of the foregoing, matters in his possession now or at any time during the Non-Competition Period, including, without limitation, memoranda, notebooks, notes, computer records, disks, electronic information, data sheets, records and blueprints, are and shall be the property of the Company and that they and all copies of them shall be surrendered to the Company whenever requested by the Company from time to time during the Non-Competition Period and thereafter and with or without request upon termination of Employee’s employment with the Company.

(h) Equitable Remedies. In the event of a breach by Employee of any of the provisions of the Section 7, the Company, in addition to any other remedies it may have, shall be entitled to an injunction restraining Employee from doing or continuing to do any such act in violation of the Section 7.

8. Attorney Fees. The successful party in any litigation relating to matters covered by this Agreement shall be entitled to an award of reasonable attorneys’ fees in such action.

9. Assignment. Neither this Agreement nor any of the rights or obligations of either party hereunder shall be assignable by either Employee or the Company, except that this Agreement shall, be assignable by the Company to and shall inure to the benefit of and be binding upon (i) any successor of the Company by way of merger, consolidation or transfer of all or substantially all of the assets of the Company to an entity other than any parent, subsidiary or affiliate of the Company and (ii) any parent, subsidiary or affiliate of the Company to which the Company may transfer its rights hereunder.

10. Binding Effect. The terms, conditions, covenants and agreements set forth herein shall inure to the benefit of, and be binding upon, the heirs, administrators, successors and assigns of each of the parties hereto, and upon any corporation, entity or person with which the Company may become merged, consolidated, combined or otherwise affiliated.

11. Amendment. This Agreement may not be altered or modified except by further written agreement between the parties.

12. Notices. Any notice required or permitted to be given under this Agreement by one party to the other shall be sufficient if given or confirmed in writing and delivered personally or mailed by first class mail, registered or certified, return receipt requested (if mailed from the United States), postage prepaid, or sent by facsimile transmission, addressed to such party as respectively indicated below or as otherwise designated by such party in writing.

If to the Company, to:

Video City, Inc.

4800 Easton Drive, Suite 108

Bakersfield, CA 93309

Attn: Chief Executive Officer

Fax: (661) 634-9180

If to Employee, to:

Rudy Patino

13. California Law. This Agreement is being executed and delivered and is intended to be performed and shall be governed by and construed in accordance with the laws of the State of California.

14. Indemnification. The Company has entered or shall enter into an Indemnification Agreement with Employee indemnifying him against personal liability to the fullest extent permissible under applicable corporate law.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

VIDEO CITY, INC.

By:	/s/ ROBERT Y. LEE
Robert Y. Lee, Chairman of the Board of Directors

/s/ RUDY PATINO

RUDY PATINO

CLARIFICATION REGARDING EMPLOYMENT AGREEMENT

This Clarification Regarding Employment Agreement (this “Clarification”) simply re-states and clarifies what has been the intention of the parties from the inception of the current Employment Agreement (the “Employment Agreement”) between Video City, Inc., a Delaware corporation (the “Company”) and Rudy Patino (“Employee”). Unless defined in this Clarification, each capitalized term in this Clarification has the same meaning and definition as in the Employment Agreement. All references to a section or paragraph number below are to sections or paragraphs in the Employment Agreement, unless separately identified.

In the event of a “Change of Control” of the Company, the following shall govern the interpretation of the Employment Agreement.

1. Employee shall be guaranteed his Base Salary under paragraph 3.1 to be paid by the Company from the date of the Change of Control through August 31, 2004 (the “Protected Period”); however, no Bonuses under paragraph 3.2 will be earned or due, except to the extent that they were earned and unpaid before the date of the Change of Control.

2. All Stock Options not yet exercised under paragraph 3.3 shall accelerate and become exercisable as of the date of the Change of Control. The exercise price shall continue to be determined as described in paragraph 3.3, and the Company’s stock option plan shall continue to control the stock options.

3. Under paragraph 4(a), at the expense of the Company, Employee shall continue to receive medical. dental, long term disability insurance for himself, his wife and minor children, life insurance on his own life and auto allowance, during the Protected Period. Any business expenses incurred after the Change of Control must be approved in advance. No other items in Section 4 will survive after the Change of Control (Employee will be paid any vacation that has been earned before the Change of Control but not yet taken).

4. This paragraph of the Clarification shall apply if (a) Employee: is not hired to begin work for the “Acquiring Company” as of the date of the Change of Control, or (b) Employee is hired by the Acquiring Company, but is not retained in the same position (that is, title, responsibilities, compensation and authority) as he had held with the Company. If either (a) or (b) occurs, then Employee may remain employed by the Company, and Employee shall perform those tasks which he is reasonably directed to perform by the Company’s Board of Directors, during the Protected Period. The parties understand and agree that following the Change of Control, Employee’s job duties and responsibilities on behalf of the Company may vary from his current duties. Failure by Employee to perform the duties in this paragraph of the Clarification during the Protected Period shall be a breach by Employee of the Employment Agreement and this Clarification.

5. As of the date of the Change of Control. Employee is released from paragraphs 7(a), 7(b), 7(c) and 7(d). The parties agree that paragraphs 7(e), 7(f), 7(g) and 7(h) shall remain in effect pursuant to their terms. The parties agree as well that as of the date of the Change of Control, the following sections of the Employment Agreement shall continue in effect: 8, 9, 10, 11, 12, 13, 14.

6. If Employee begins work for the Acquiring Company as of the date of the Change of Control, he will not be asked to perform substantial services for the Company following the Change of Control, other than assisting in the transition process following the Change of Control.

7. Definitions:

a. “Change of Control:” (i) the acquisition by any individual, group or entity, of beneficial ownership of more than 50% of the common stock of the Company; (ii) consummation of a reorganization, merger, or consolidation or sale or other disposition of all or substantially all of the assets of the Company, or (iii) approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

b. “Acquiring Company;” (i) the individual, group or entity which acquires beneficial ownership of more than 50% of the common stock of the Company, or (ii) the individual, group or entity which acquires all or substantially all of the assets of the Company.

AGREED AND ACCEPTED:

/s/ RUDY PATINO		Dated: June 24th, 2002
RUDY PATINO

VIDEO CITY, INC.

By:	/s/ ROBERT Y. LEE	Dated: June 24th, 2002
Robert Y. Lee, Chairman of the Board of Directors